                                                                          (d)(7)

                          PRUDENTIAL DIVERSIFIED FUNDS

                  (Prudential Diversified Moderate Growth Fund)

                              SUBADVISORY AGREEMENT

         Agreement made as of this 12th day of November, 1998, between Prudential Investments Fund Management LLC (PIFM or the Manager), a New York limited liability company, and The Dreyfus Corporation (the Adviser), a company organized under the laws of New York.

         WHEREAS, PIFM has entered into a management agreement (the Management Agreement) with Prudential Diversified Funds (the Trust), a Delaware business trust and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PIFM will act as manager of the Trust.

         WHEREAS, shares of the Trust are divided into separate series or portfolios (each a portfolio), each of which is established pursuant to a resolution of the Trustees of the Trust, and the Trustees may from time to time terminate such portfolios or establish and terminate additional portfolios.

         WHEREAS, PIFM has the responsibility of evaluating, recommending, supervising and compensating investment advisers to each portfolio of the Trust and desires to retain the Adviser to provide investment advisory services to the Prudential Diversified Moderate Growth Fund of the Trust (the Fund) in connection with the management of the Trust and to manage such portion of the Fund as the Manager shall from time to time direct (the Adviser Assets) and the Adviser is willing to render such investment advisory services.

         NOW, THEREFORE, the Parties agree as follows:

         1. (a) Subject to the supervision of the Manager and of the Trustees of the Trust, the Adviser shall manage the Adviser Assets, including the composition, purchase, retention and disposition thereof, in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time being herein called the "Prospectus") as delivered to the Adviser from time to time by the Manager and subject to the following understandings:

                  (i) The Adviser shall provide supervision of the Adviser Assets and determine from time to time what investments and securities will be purchased, retained, sold or loaned with respect to the Adviser Assets, and what portion of the Adviser Assets it manages will be invested or held uninvested as cash.

                  (ii) In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Agreement and Declaration of Trust, By-Laws and Prospectus of the Trust and the Fund as provided to the Adviser by the Manager and with the written instructions and directions of the Manager and of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the Code), and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Manager shall remain responsible for ensuring the overall compliance of the Trust and the Fund with the 1940 Act, the Code and all other applicable federal and state laws and regulations, and the Adviser is only responsible for complying with this subsection (ii) with respect to the Adviser Assets. The Manager will provide the Adviser with reasonable advance notice of any change in the Fund's investment objective, policies and restrictions as stated in the Prospectus, and the Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Adviser Assets consistent with such changes, provided the Adviser has received notice of the effectiveness of such changes from the Trust or the Manager. For purposes of this subsection, receipt of a modified Prospectus by the Adviser shall constitute notice of the effectiveness of such changes. The Manager acknowledges and agrees that the Prospectus will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Fund, including,without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Adviser shall have no liability in connection therewith, except as to the accuracy of material information furnished by the Adviser to the Trust or to the Manager specifically for inclusion in the Prospectus. The Adviser hereby agrees to provide to the Manager in a timely manner such information relating to the Adviser and its relationship to, and actions for, the Fund as may be required to be contained in the Trust's Registration Statement.

                  (iii) The Adviser shall determine the securities and commodities or other assets to be purchased or sold with respect to the Adviser Assets and will place orders pursuant to its determination with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) as the Adviser may elect, provided that this is consistent with the policy with respect to brokerage set forth in the Trust's Registration Statement and Prospectus or as the Trustees may direct from time to time. In providing the Adviser Assets with investment supervision, it is recognized that the Adviser will give primary consideration to securing best execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as broker for securities transactions to the extent permitted by the 1940 Act and the rules and regulations thereunder, but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Trust that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Trust than may result when allocating brokerage to other brokers on the basis of seeking best execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities and commodities or other assets for the Adviser Assets with such brokers or futures commission merchants, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Adviser in connection with the Adviser's services to other clients.

                  On occasions when the Adviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, commodities or other assets to be sold or purchased in order to obtain best execution. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients. It is understood that in some cases this procedure may adversely affect the price paid or received by the Fund, or the size of the position obtained for, or disposed of by, the Fund.

                  (iv) The Adviser shall maintain all books and records with respect to the portfolio transactions required by subparagraphs (b)(5),
         (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trustees such periodic and special reports as the Board may reasonably request.

                  (v) The Adviser shall provide the Trust's custodian (the Custodian) on each business day with information relating to all transactions concerning the Adviser Assets and shall provide the Manager with such information upon request of the Manager. The Adviser shall reconcile its records of the Adviser Assets with statements provided by the Custodian at least once each month. The Adviser shall provide the Manager with a written report on each such reconciliation, including information on any discrepancies noted and actions taken by the Adviser in response thereto, by the tenth business day of the following month.

                  (vi) The investment management services provided by the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others.

                  (b) Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of its directors, officers or employees.

                  (c) The Adviser shall keep the Fund's books and records required to be maintained by the Adviser pursuant to paragraph 1(a)(iv) hereof and shall timely furnish to the Manager all information relating to the Adviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act. The Adviser agrees that all records which it maintains for the Fund are the property of the Trust and the Adviser will surrender promptly to the Trust any of such records upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

                  (d) The Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 (Advisers Act) and other applicable state and federal laws and regulations.

                  (e) The Adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and
(ii) the reports prepared in accordance with the compliance procedures maintained pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

         2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Adviser's performance of its duties under this Agreement.

         3. The Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement at the annual rate of .45 of 1% of the average daily net assets of the Adviser Assets. This fee will be computed daily and paid monthly no later than the 15th day following the end of each month. The method of determining net assets of the Adviser Assets for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and redemption price of the Fund's shares as described in the Prospectus. If this Agreement shall be effective for only a portion of a month, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect.

         4. The Adviser shall not be liable for any error of judgment or mistake of law for any loss suffered by the Fund, the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement. The Adviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys fees, which may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Manager shall indemnify the Adviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

         5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

         6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's directors, officers or employees to engage in any other business or to devote his or her time and attention to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. During the term of this Agreement, the Manager agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Adviser in any way; provided, however, that the Manager or any affiliate or agent thereof shall not refer to or use the Adviser's name, or that of any of Adviser's clients, in any such item without the prior approval of the Adviser, which approval shall not be unreasonably withheld or delayed.

         8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

         9. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                      PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC

                                      By /s/Robert Gunia
                                         -------------------

                                      THE DREYFUS CORPORATION

                                      By /s/Lawrence Kash
                                         -------------------